UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

SmartRent, Inc.

(Name of Issuer)

Class A Common stock, $0.0001 par value per share

(Title of Class of Securities)

83193G107

(CUSIP Number)

Real Estate Technology Ventures

Attn: Jacob Zornes, Chief Financial Officer

136 Heber Ave, Suite 304

Park City, UT 84060

(801) 823-1216

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 23, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 184,151 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 184,151 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 184,151 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by Real Estate Technology Ventures Associates, L.P. (“RET Associates I”), Real Estate Technology Ventures, L.P. (“RET Fund I”), Real Estate Technology Ventures-A, L.P. (“RET Fund I-A”), RET Ventures SPV I, L.P. (“RET SPV I”), RETV GP, LLC (“RET GP I”), Real Estate Technology Ventures II, L.P. (“RET Fund II”), Real Estate Technology Ventures Associates II, L.P. (“RET Associates II”), RETV GP II, LLC (“RET GP II”), John Helm (“Helm”) and Christopher Yip (“Yip” and, with RET Associates I, RET Fund I, RET Fund I-A, RET SPV I, RET GP I, RET Fund II, RET Associates II, RET GP II and Helm, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held directly by RET Associates I. RET GP I serves as the sole general partner of RET Associates I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the Securities and Exchange Commission (the “SEC”).

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 10,545,498 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 10,545,498 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,545,498 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 5.3% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Fund I. RET GP I serves as the sole general partner of RET Fund I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,423,926 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,423,926 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,423,926 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.2% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Fund I-A. RET GP I serves as the sole general partner of RET Fund I-A. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I-A. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons RET Ventures SPV I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,905,294 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,905,294 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,905,294 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.5% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET SPV I. RET GP I serves as the sole general partner of RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of the securities beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of the securities beneficially owned by RET SPV I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the securities beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of these securities.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons RETV GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 16,058,869 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 16,058,869 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,058,869 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 184,151 shares of Class A Common Stock held directly by RET Associates I; (ii) 10,545,498 shares of Class A Common Stock held directly by RET Fund I; (iii) 2,423,926 shares of Class A Common Stock held directly by RET Fund I-A; and (iv) 2,905,294 shares of Class A Common Stock held directly by RET SPV I. RET GP I serves as the sole general partner of each of RET Associates I, RET Fund I, RET Fund I-A and RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of these securities and may be deemed to have indirect beneficial ownership of these securities. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of these securities and may be deemed to have indirect beneficial ownership of these securities.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 160,334 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 160,334 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 160,334 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Fund II. RET GP II serves as the sole general partner of RET Fund II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Real Estate Technology Ventures Associates II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,746 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,746 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,746 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.0% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	These shares are held by RET Associates II. RET GP II serves as the sole general partner of RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons RETV GP II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 164,080 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 164,080 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 164,080 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.1% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 160,334 shares of Class A Common Stock held directly by RET Fund II and (ii) 3,746 shares of Class A Common Stock held directly by RET Associates II. RET GP II serves as the sole general partner of each of RET Fund II and RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons John Helm
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,394,791 shares of Class A Common Stock
	8.	Shared Voting Power 16,222,949 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 2,394,791 shares of Class A Common Stock
	10.	Shared Dispositive Power 16,222,949 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,617,740 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 9.4% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 184,151 shares of Class A Common Stock held directly by RET Associates I; (ii) 10,545,498 shares of Class A Common Stock held directly by RET Fund I; (iii) 2,423,926 shares of Class A Common Stock held directly by RET Fund I-A; (iv) 2,905,294 shares of Class A Common Stock held directly by RET SPV I; (v) 160,334 shares of Class A Common Stock held directly by RET Fund II; and (vi) 3,746 shares of Class A Common Stock held directly by RET Associates II. RET GP I serves as the sole general partner of each of RET Associates I, RET Fund I, RET Fund I-A and RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of the securities beneficially owned by each of RET Associates I, RET Fund I, RET Fund I-A and RET SPV I and may be deemed to have indirect beneficial ownership of such securities. RET GP I owns no securities of the Issuer directly. RET GP II serves as the sole general partner of each of RET Fund II and RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of the securities beneficially owned by each of RET Fund II and RET Associates II and may be deemed to have indirect beneficial ownership of such securities. RET GP II owns no securities of the Issuer directly. Helm is a Managing Director of each of RET GP I and RET GP II. As such, Helm possesses power to direct the voting and disposition of these securities and may be deemed to have indirect beneficial ownership of these securities.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

CUSIP No. 83193G107
1.	Names of Reporting Persons Christopher Yip
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) (b)	☐ ☒ (1)
3.	SEC Use Only
4.	Source of Funds (See Instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 812,963 shares of Class A Common Stock
	8.	Shared Voting Power 164,080 shares of Class A Common Stock (2)
	9.	Sole Dispositive Power 812,963 shares of Class A Common Stock
	10.	Shared Dispositive Power 164,080 shares of Class A Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 977,043 shares of Class A Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5% of Class A Common Stock (3)
14.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)	Includes (i) 160,334 shares of Class A Common Stock held directly by RET Fund II and (ii) 3,746 shares of Class A Common Stock held directly by RET Associates II. RET GP II serves as the sole general partner of each of RET Fund II and RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares. RET GP II owns no securities of the Issuer directly. Yip is a Managing Director of RET GP II. As such, Yip possesses power to direct the voting and disposition of these shares and may be deemed to have indirect beneficial ownership of these shares.

(3)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

Explanatory Note: This Amendment No. 5 (the “Amendment”), which further amends the Schedule13D filed with the SEC on March 14, 2022 as amended on May 31, 2022, June 28, 2022, August 5, 2022 and November 15, 2022 (the “Original Schedule 13D”), is being filed on behalf of Real Estate Technology Ventures Associates, L.P. (“RET Associates I”), Real Estate Technology Ventures, L.P. (“RET Fund I”), Real Estate Technology Ventures-A, L.P. (“RET Fund I-A”), RET Ventures SPV I, L.P. (“RET SPV I”), RETV GP, LLC (“RET GP I”), Real Estate Technology Ventures II, L.P. (“RET Fund II”), Real Estate Technology Ventures Associates II, L.P. (“RET Associates II”), RETV GP II, LLC (“RET GP II”), John Helm (“Helm”) and Christopher Yip (“Yip” and, with RET Associates I, RET Fund I, RET Fund I-A, RET SPV I, RET GP I, RET Fund II, RET Associates II, RET GP II and Helm, collectively, the “Reporting Persons”) in respect of the Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), of SmartRent, Inc., a Delaware corporation (the “Issuer” and also “SmartRent”). This Amendment is being filed by the Reporting Persons to report the distributions in kind of Class A Common Stock on January 23, 2023. Accordingly, the number of securities beneficially owned by the Reporting Persons has decreased as described in Items 4 and 5 below.

Items 4 and 5 of the Original Schedule 13D are hereby amended and supplemented to the extent hereinafter expressly set forth and, except as amended and supplemented hereby, the Original Schedule 13D remains in full force and effect. All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed thereto in the Original Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:

On January 23, 2023, RET SPV I made a pro rata in-kind distribution for no additional consideration of an aggregate of 749,729 shares of Class A Common Stock to its general partner and limited partners. Of the shares distributed by RET SPV I, RET Associates I, RET Fund I, RET Fund I-A, RET GP I, RET Fund II and RET Associates II received 2,469; 145,478; 37,706; 28,382; 181,439 and 4,214 shares respectively.

On January 23, 2023, RET Associates I made a pro rata in-kind distribution for no additional consideration of 55,083 shares of Class A Common Stock to its limited partners.

On January 23, 2023, RET Fund I made a pro rata in-kind distribution for no additional consideration of 3,158,470 shares of Class A Common Stock to its general partner, RET GP I, and its limited partners. Of the shares distributed by RET Fund I, RET GP I received 604,929 shares.

On January 23, 2023, RET Fund I-A made a pro rata in-kind distribution for no additional consideration of 730,257 shares of Class A Common Stock to its general partner, RET GP I, and its limited partners. Of the shares distributed by RET Fund I-A, RET GP I received 124,144 shares.

On January 23, 2023, RET Fund II made a pro rata in-kind distribution for no additional consideration of 227,236 shares of Class A Common Stock to its general partner, RET GP II, and its limited partners. Of the shares distributed by RET Fund II, RET GP II received 2,272 shares.

On January 23, 2023, RET Associates II made a pro rata in-kind distribution for no additional consideration of 5,278 shares of Class A Common Stock to its limited partners.

On January 23, 2023, RET GP I made a pro rata in-kind distribution for no additional consideration of 757,455 shares of Class A Common Stock to its members. Of the shares distributed by RET GP I, Helm and Yip received 532,700 and 179,449 shares respectively.

On January 23, 2023, RET GP II made a pro rata in-kind distribution for no additional consideration of 2,272 shares of Class A Common Stock to its members. Of the shares distributed by RET GP II, Helm and Yip received 1,214 and 809 shares respectively.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b).	The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13D is provided as of January 23, 2023:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (7)
RET Associates I (1)	184,151	0	184,151	0	184,151	184,151	0.1%
RET Fund I (2)	10,545,498	0	10,545,498	0	10,545,498	10,545,498	5.3%
RET Fund I-A (3)	2,423,926	0	2,423,926	0	2,423,926	2,423,926	1.2%
RET SPV I (4)	2,905,294	0	2,905,294	0	2,905,294	2,905,294	1.5%
RET GP I (1)(2)(3)(4)	0	0	16,058,869	0	16,058,869	16,058,869	8.1%
RET Fund II (5)	160,334	0	160,334	0	160,334	160,334	0.1%
RET Associates II (6)	3,746	0	3,746	0	3,746	3,746	0.0%
RET GP II (5)(6)	0	0	164,080	0	164,080	164,080	0.1%
Helm (1)(2)(3)(4)(5)(6)	2,394,791	2,394,791	16,222,949	2,394,791	16,222,949	18,617,740	9.4%
Yip (5)(6)	812,963	812,963	164,080	812,963	164,080	977,043	0.5%

(1)	Includes 184,151 shares of Class A Common Stock held directly by RET Associates I. RET GP I serves as the sole general partner of RET Associates I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates I and may be deemed to have indirect beneficial ownership of these shares.

(2)	Includes 10,545,498 shares of Class A Common Stock held directly by RET Fund I. RET GP I serves as the sole general partner of RET Fund I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I and may be deemed to have indirect beneficial ownership of these shares.

(3)	Includes 2,423,926 shares of Class A Common Stock held directly by RET Fund I-A. RET GP I serves as the sole general partner of RET Fund I-A. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund I-A. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund I-A and may be deemed to have indirect beneficial ownership of these shares.

(4)	Includes 2,905,294 shares of Class A Common Stock held directly by RET SPV I. RET GP I serves as the sole general partner of RET SPV I. As such, RET GP I possesses power to direct the voting and disposition of the shares beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET SPV I. RET GP I owns no securities of the Issuer directly. Helm is the Managing Director of RET GP I. As such, Helm possesses power to direct the voting and disposition of the shares beneficially owned by RET SPV I and may be deemed to have indirect beneficial ownership of these shares.

(5)	Includes 160,334 shares of Class A Common Stock held directly by RET Fund II. RET GP II serves as the sole general partner of RET Fund II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Fund II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Fund II and may be deemed to have indirect beneficial ownership of these shares.

(6)	Includes 3,746 shares of Class A Common Stock held directly by RET Associates II. RET GP II serves as the sole general partner of RET Associates II. As such, RET GP II possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of the shares beneficially owned by RET Associates II. RET GP II owns no securities of the Issuer directly. Helm and Yip are the Managing Directors of RET GP II. As such, each of Helm and Yip possesses power to direct the voting and disposition of the shares beneficially owned by RET Associates II and may be deemed to have indirect beneficial ownership of these shares.

(7)	This calculation is based on 198,348,473 shares of Class A Common Stock outstanding as of November 8, 2022, as reported in the Issuer’s Form 10-Q filed on November 10, 2022 with the SEC.

(c)	Except as set forth herein, none of the Reporting Persons has effected any transactions in shares of the Issuer’s Common Stock during the last 60 days.

(d)	No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the shares of Common Stock beneficially owned by any of the Reporting Persons.

(e)	Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 25, 2023

Real Estate Technology Ventures Associates, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

Real Estate Technology Ventures, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

Real Estate Technology Ventures-A, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

RET Ventures SPV I, L.P.

By:	RETV GP, LLC
its	General Partner

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

RETV GP, LLC

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

Real Estate Technology Ventures II, L.P.

By:	RETV GP II, LLC
its	General Partner

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

Real Estate Technology Ventures Associates II, L.P.

By:	RETV GP II, LLC
its	General Partner

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

RETV GP II, LLC

By:	/s/ John Helm
	Name:	John Helm
	Title:	Managing Director

/s/ John Helm
John Helm

/s/ Christopher Yip
Christopher Yip

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).